EXHIBIT 10.2
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                          PALLET MOLDS LEASE AGREEMENT

            This Lease Agreement is made this 7th day of February 2007 (Effective Date), by and between Yorktown Management & Financial Services, LLC, having its principal place of business at 1613 E. 15th Street, Tulsa, OK 74120 ("Lessor"), and Greystone Manufacturing, LLC, 2601 Shoreline Drive Bettendorf, IA 52722 ("Lessee"). In consideration of the mutual agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

            1. LEASE. Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment set forth in Schedule 1 (the Equipment) hereto at the lease rates and under the terms and conditions hereinafter provided.

            2. LEASE PAYMENT. The Lease Payments will be paid monthly as follows:

                        PALLET MOLDS @ $1.00 per pallet manufactured from any one of the five (5) PALLET MOLDS (48x40-three molds, 44x48-one mold, 37x37-one mold)
                        RESIN EQUIPMENT will be leased by Lessee on the basis of Lessor receiving a payment equal to $0.03 per pound of resin provided from the resin regrinding facility.

            3. PAYMENT DUE DATE. All Lease Payments shall be due monthly on the 1st day of each month (Payment Date) following the month of production on mold. Lessee shall pay Lessor at Lessor's address or to the followings bank account F&M Bank #304603. If a Payment Date falls on a weekend or holiday, then payment is due on the immediately preceding business day. Lease Payments not received within five (5) days of the Payment Date shall be delinquent and are subject to a late charge equal to 18% per annum.

            4. OWNERSHIP OF THE EQUIPMENT. Lessor shall at all times hereunder be the sole owner of the Equipment and this Lease Agreement is for leasing purposes only, and it shall not be construed as a sale or a contract for the sale of the Equipment, and Lessee shall not have or acquire any right, title or interest in or to the Equipment except the right to use it on a day to day week to week basis, as provided for herein. Lessee has an option to purchase the Equipment at the pricing set forth in Schedule 2.

            5. CONDITION OF THE EQUIPMENT. The Equipment is being accepted by Lessee for use under this Lease Agreement on an "as is where is" basis and shall be conclusively presumed to be in good repair and working order when mobilized by the Lessee. Upon acceptance, Lessee's obligations to pay all lease amounts when due for the Equipment, and otherwise to perform as required under this Lease Agreement, are unconditional and irrevocable.

            6. LIMIT OF LESSOR'S LIABILITY. Lessor shall not be liable for any failure of the Equipment when operated by Lessee, or in performing any provision hereof, for any other cause beyond Lessor's control. Lessee will maintain a worker compensation policy and name Lessor under it's general liability insurance in the amount of not less than $1,000,000.00 per occurrence. In addition Lessee shall indemnify and hold Lessor harmless from any and all claims or losses asserted by Lessee or third parties arising or resulting from Lessee's use of the Equipment. Lessee shall be responsible for keeping molds in working condition and exercise prudent judgment in the servicing, maintenance, and upkeep of molds and is responsible for damage caused by accident or misuse. IN NO EVENT SHALL LESSOR BE LIABLE FOR ANY LOSS OF PROFITS, OTHER CONSEQUENTIAL OR INCIDENTAL DAMAGES OR INCONVENIENCE DUE TO ANY THEFT, CONVERSION, DAMAGE, LOSS, DEFECT OR FAILURE OF THE EQUIPMENT OR THE TIME CONSUMED IN RECOVERING, REPAIRING, SERVICING OR REPLACING THE SAME, AND THERE SHALL BE NO ABATEMENT OR APPORTIONMENT OF LEASE PAYMENTS TO LESSOR DURING SUCH TIME.

            7. TERMINATION. This Lease Agreement shall have a term of 7 years and may be terminated only as follows:

                        A. TERMINATION BY LESSOR. Lessor may terminate this
            Lease Agreement forthwith and without notice if Lessee fails to perform any of the covenants, conditions, provisions or terms hereof. This

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            Lease Agreement shall terminate, at the option of Lessor, upon the occurrence of any of the following events: (i) the appointment of a receiver for any part of the property of Lessee,
            (ii) assignment for the benefit of creditors by Lessee, (iii) the dissolution or insolvency of Lessee or the entry of an order of relief under any bankruptcy law against Lessee, (iv) Lessee's failure to pay any sums due hereunder within ten (10) days of the due date, (v) Lessee makes a general admission of its inability to pay its debts or obligations as they become due, or (vi) any other default by Lessee hereunder which remains uncured for five
            (5) days.

            8. ACCELERATION. Upon termination of this Lease Agreement, all amounts due or to become due hereunder shall, at the option of Lessor, be immediately due and payable.

            9. NO WARRANTY. LESSEE ACCEPTS THE DELIVERY OF THE MOLDS IN AN AS IS WHERE IS CONDITION.

            10. VENUE. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Oklahoma. The parties agree that jurisdiction and venue for any matter arising out of or pertaining to this Agreement shall be proper only in the state and federal courts located in Tulsa County, OK and the parties hereby consent to such venue and jurisdiction.

            11. ENTIRE AGREEMENT. This Lease Agreement, together with any Schedules and amendments executed herewith constitutes the full, complete, absolute and entire agreement between Lessor and Lessee with respect to the subject matter hereof. There are neither oral agreements nor understandings affecting this instrument, and any further agreement, understanding or waiver to be binding upon the parties hereto, must be in writing, signed by the party against whom such agreement is sought to be enforced.

            12. WAIVER. The failure of either party hereto in one or more instances to insist upon the performance of any of the terms or conditions of this Lease Agreement or the failure of either party hereto to exercise any right or privilege by this Lease Agreement, shall not be construed as thereafter waiving any such terms or conditions, rights or privileges, but the same shall continue to remain in full force and effect the same as if no forbearance or waiver had occurred.

            13. PARAGRAPH HEADINGS. Paragraph headings are for convenience only, and have no independent meaning.

            14. COUNTERPARTS. The parties on separate counterparts, all of which together shall constitute a single lease, may execute this Lease Agreement in any number of counterparts and.

            15. MISCELLANEOUS. This Lease Agreement shall not become effective and binding upon the parties hereto until accepted and executed by a duly authorized Officer and/or Director of Lessor and Lessee. Lessor can assign this Lease Agreement to any third party at any time without the consent or approval of Lessee.

            ACCORDINGLY, the parties hereto have caused this instrument to be duly executed the day and year first above written.

LESSOR:                                        LESSEE:


YORKTOWN MANAGEMENT AND FINANCIAL              GREYSTONE MANUFACTURING, LLC
   SERVICES, LLC


By: /s/ Warren F. Kruger                       By: /s/ Robert Nelson
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